UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: July 23, 2008
(Date of earliest event reported)
eResearchTechnology, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-29100	22-3264604

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 South 17th Street, Philadelphia, PA	19103

(Address of principal executive offices)	(Zip Code)
215-972-0420
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     On July 23, 2008, eResearchTechnology, Inc. appointed Keith D. Schneck as the Company’s Executive Vice President, Chief Financial Officer and Secretary, effective as of July 28, 2008. In connection with this appointment, the Company entered into an employment agreement with Mr. Schneck. Under the terms of his agreement, Mr. Schneck will receive an annual salary of $290,000, an annual bonus opportunity of $145,000 and 100,000 stock options. The bonus opportunity will be earned pursuant to the Company’s 2008 Bonus Plan, with 20% of the bonus based on the extent to which the Company achieves specified revenue targets, 60% of the bonus based on the extent to which the Company achieves specified net income targets and the remaining 20% based on the extent to which Mr. Schneck achieves individual performance objectives. The stock option award will be issued pursuant to the Company’s Amended and Restated 2003 Equity Incentive Plan, priced at fair market value at the close of business on the date of grant, which will be the date on which Mr. Schneck’s employment commences with the Company, and will have a 7-year life with 4-year vesting in equal annual installments.
     Under the terms of Mr. Schneck’s agreement with the Company, either he or the Company may terminate his employment with or without cause (as defined therein) at any time. In the event that the Company terminates Mr. Schneck’s employment other than for cause, death or disability, the Company is obligated to pay him, in a lump sum, one year in salary and prorated bonus and to continue his benefits (as defined therein) for one year, subject to benefit plan restrictions. In the event of a change of control (as defined in the agreement) of the Company, after which (i) Mr. Schneck is terminated other than for cause, (ii) Mr. Schneck resigns his employment within 60 days after the change of control because neither the Company nor the other party to the change of control (the “Buyer”) offers him a position with comparable responsibilities, authority, location and compensation or (iii) Mr. Schneck remains employed by the Company or the Buyer, or a division or subsidiary thereof, for one year after the date of the change in control, then the Company would be obligated to pay him, in a lump sum, up one year in salary and prorated bonus and to continue his benefits for one year, subject to benefit plan restrictions, and all of his options would become exercisable in full. Mr. Schneck has also agreed to a customary nondisclosure covenant and a covenant that, during his employment and for a period of one year thereafter, Mr. Schneck will neither compete with the Company nor solicit any customer, vendor, supplier or employee to terminate their relationship with the Company.
     Mr. Schneck, 53, served as the Executive Vice President and Chief Financial Officer of Neoware, Inc. from April 2003 until December 2007. From December 2007 until his appointment as the Company’s Executive Vice President, Chief Financial Officer and Secretary, Mr. Schneck worked as a financial and operational consultant for various firms.
     Steven M. Eisenstein, who has served as the Company’s interim Chief Financial Officer and Secretary since June 18, 2008, will continue to serve as Vice President and Controller of the Company after Mr. Schneck joins the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
Exhibit 99.1 Press release dated July 23, 2008 of eResearchTechnology, Inc.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eResearchTechnology, Inc. (Registrant)
Date: July 23, 2008	By:	/s/ Michael J. McKelvey
Michael J. McKelvey,
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release dated July 23, 2008 of eResearchTechnology, Inc.